Filed Pursuant to 424(b)(5)
File No. 333-244404

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common shares, par value US$0.000079365 per share	31,481,250	US$47.50	US$1,495,359,375.00	US$194,097.65

(1)	Includes Class A common shares that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.
(2)

The registration fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form F-3 (File No. 333-244404) filed by the Registrant on August 11, 2020.

Prospectus Supplement

(To Prospectus dated August 12, 2020)

27,375,000 Class A Common Shares

STONECO LTD.

(incorporated in the Cayman Islands)

This is a public offering of Class A common shares of StoneCo Ltd., or StoneCo. We are offering all of the Class A common shares to be sold in this offering.

Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol “STNE.” On August 12, 2020, the last reported sale price of our Class A common shares on the Nasdaq Global Select Market was US$49.29. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

We have two classes of common shares: our Class A common shares and our Class B common shares. The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B common shares. Each Class A common share is entitled to one vote. Each Class B common share is entitled to 10 votes and is convertible into one Class A common share automatically upon transfer, subject to certain exceptions. Holders of Class A common shares and Class B common shares vote together as a single class on all matters unless otherwise required by law. Following this offering, our issued and outstanding Class B common shares will represent approximately 78.9% of the combined voting power of our outstanding common shares, assuming no exercise of the underwriters’ option to purchase additional shares.

Investing in our Class A common shares involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Per Class A Common Share		Total
Public offering price(1)	US$	47.50000	US$	1,300,312,500.00
Underwriting discounts and commissions(1)(2)	US$	0.97375	US$	26,656,406.25
Proceeds, before expenses, to us(1)	US$	46.52625	US$	1,273,656,093.75

(1)	Assumes no exercise of the underwriters’ option to purchase additional Class A common shares.
(2)	See “Underwriting” for a description of all compensation payable to the underwriters.

The underwriters also have the option, exercisable in whole or in part, to purchase up to an additional 4,106,250 Class A common shares from us for 30 days after the date of this prospectus supplement. See “Underwriting—Option to Purchase Additional Class A Common Shares.”

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A common shares against payment in New York, New York on or about August 17, 2020.

Global Coordinators

J.P. Morgan	Morgan Stanley	Citigroup	XP Investimentos

The date of this prospectus supplement is August 12, 2020

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement has been prepared by us solely for use in connection with the proposed offering of Class A common shares in the United States and elsewhere outside Brazil. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and XP Investments US, LLC will collectively act as underwriters in this offering.

This offering has not been and will not be registered under any Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobiliários.

Neither we nor the underwriters, nor any of their respective agents, have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We, the underwriters and their respective agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. Neither we or the underwriters, nor their respective agents, are making an offer to sell the Class A common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents (except as otherwise indicated), and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the Class A common shares. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

This document is divided in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated August 11, 2020, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

The offering is made in the United States and elsewhere solely on the basis of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should take this into account when making investment decisions.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common shares and the distribution of this prospectus supplement or the accompanying prospectus outside the United States and in their jurisdiction.

Certain amounts and percentages included in or incorporated by reference in this prospectus supplement have been rounded for ease of presentation. Percentage figures included in this prospectus supplement have not been calculated in all cases on the basis of the rounded figures but on the basis of the original amounts prior to rounding. For this reason, certain percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures in our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements at June 30, 2020 and for the three and six-month periods ended June 30, 2020 and 2019. Certain other amounts that appear in this prospectus supplement may not sum due to rounding.

We have translated some of the real amounts included in this prospectus supplement into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.

Data Protection – Privacy Notice

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Law, 2017, or the DPL, which came into effect on September 30, 2019. This privacy notice puts investors in our Class A common shares on notice that through your investment in our Class A common shares, you will provide us with certain personal information which constitutes personal data within the meaning of the DPL. We collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in our Class A common shares, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils our obligation in this respect.

Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1-345-946-6283 or by email at info@ombudsman.ky.

Contacting StoneCo

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact our investor relations office at investors@stone.co.

The following references in this prospectus supplement have the meanings shown below:

•	“StoneCo” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to StoneCo Ltd., together with its consolidated subsidiaries.

•	The “underwriters” means J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and XP Investments US, LLC who will together act as the underwriters of this offering.

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus supplement to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference into this prospectus supplement our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 29, 2020, and any amendments thereto, if any (the “2019 20-F”).

We incorporate by reference into this prospectus supplement the following current reports on Form 6-K:

(1)

our current report on Form 6-K furnished to the SEC on May 26, 2020 including our unaudited condensed consolidated interim financial statements at March 31, 2020 and for the three month period ended March 31, 2020;

(2)	our current report on Form 6-K furnished to the SEC on May 27, 2020 relating to the appointment of Ms. Luciana Ibiapina Lira Aguiar to our board of directors; and

(3)

our current report on Form 6-K furnished to the SEC on August 11, 2020 including our unaudited condensed consolidated interim financial statements at June 30, 2020 and for the three and six month period ended June 30, 2020;

(4)	our current report on Form 6-K furnished to the SEC on August 11, 2020 relating to the Merger (as defined herein) (solely with respect to Exhibit 99.1 of such Form 6-K) and;

(5)	our current report on Form 6-K furnished to the SEC on August 12, 2020 relating to the Transaction Documents (as defined herein).

We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: StoneCo Ltd., 4th Floor, Harbour Place 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands, phone: + 55 3038-8123, email: investors@stone.co.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you and we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein carefully, including the section “Risk Factors—Risks Relating to Our Business and Industry” in the 2019 20-F, incorporated by reference in this prospectus supplement; our audited consolidated financial statements and related notes and our unaudited condensed consolidated interim financial statements at June 30, 2020 and for the three and six month period ended June 30, 2020 and 2019, before deciding to invest in our Class A common shares.

The Company

We are a leading provider of financial technology solutions that empower merchants and integrated partners to conduct electronic commerce seamlessly across in-store, online, and mobile channels in Brazil. We have developed a strong client-centric culture that seeks to delight our clients rather than simply providing them with a solution or service. To achieve this, we created a proprietary, go-to-market approach called the Stone Business Model, which enables us to control the client experience and ensure that interactions are provided by our people or our technology. The Stone Business Model combines our advanced, end-to-end, cloud-based technology platform; differentiated hyper-local and integrated distribution approach; and white-glove, on-demand customer service, each of which is described below.

(1)

Advanced, End-to-End, Cloud-Based Technology Platform—We designed our cloud-based technology platform to (i) help our clients connect, get paid and grow their businesses, while meeting the complex and rapidly changing demands of omni-channel commerce; and (ii) overcome long-standing inefficiencies within the Brazilian payments market. Our platform enables us to develop, host and deploy our solutions very quickly. We also sell our solutions to integrated partners such as Payment Service Providers, or PSPs, which are firms that contract with a merchant to provide them with payment acceptance solutions, and marketplaces to empower merchants to conduct commerce more effectively in Brazil.

(2)

Differentiated Hyper-Local and Integrated Distribution—We developed our distribution solution to proactively reach and serve our clients in a more effective manner. In particular, we developed Stone Hubs, which are local operations close to our clients that include an integrated team of sales, service, and operations support staff to reach small-and medium-sized businesses or SMBs, locally and efficiently, and to build stronger relationships with them. We also have a specialized in-house sales team that serves online merchants and digital service providers with dedicated expertise. We also work with integrated partners, such as ISVs, to embed our solutions into their offerings and enable their merchants to accept payments seamlessly and easily.

(3)

White-Glove, On-Demand Customer Service—We created our on-demand customer service team to support our clients quickly, conveniently, and with high-quality service designed to strengthen our customer relationships and improve their lifetime value with us. Our customer service approach combines (i) a Human Connection, through which we seek to address our clients’ service needs in a single phone call using a qualified team of technically trained agents; (ii) Proximity, through our Green Angels team of local support personnel who can serve our clients in person within minutes or hours, instead of days or weeks; and (iii) Technology, through a range of self-service tools and proprietary artificial intelligence, or AI, that help our clients manage their operations more conveniently and enable our agents to proactively address merchant needs, sometimes before they are even aware of an issue.

(4)	Client-Centric Culture—We have proactively fostered and developed a highly-innovative, entrepreneurial, and mission-driven culture that we believe helps attract new talent, enables us to achieve our objectives, and provides a key competitive advantage. Our culture unites our team across numerous functions and focuses our collective efforts on passionately developing technology and implementing the Stone Business Model to disrupt legacy practices, older technologies, and incumbent vendors in order to provide solutions and a level of service that go beyond simply meeting the needs of our clients, and instead seeks to deliver an enhanced overall client experience.

The Stone Business Model is disruptive and has enabled us to gain significant traction in only five years since the launch of our service. In 2019 and 2018, we were the largest independent merchant acquirer in Brazil and the fourth largest based on total volume in Brazil according to data from public sources. In 2017, we became the first non-bank entity to obtain authorization from the Central Bank of Brazil to operate as a Merchant Acquirer Payments Institution. In the same year, we grew our total net revenue and income to R$766.6 million, an increase of 74.3% from 2016, and in 2018, we increased our total net revenue and income to R$1,579.2 million, an increase of 106.0% from 2017. In 2019, we grew our total revenue and income to R$2,576.0 million, an increase of 63.1% compared to 2018. For the six months ended June 30, 2020 we increased our total net revenue and income to R$1,384.1 million, an increase of 23.4% from the six months ended June 30, 2019. We have managed this rapid growth while maintaining high-quality service and obtaining high NPS scores. As of August 2018, we had an NPS of 65, the highest NPS among our peers in our key markets in Brazil, according to a study comparing industry participants performed by the Brazilian Institute of Public Opinion and Statistics, or IBOPE. As of the fourth quarter 2019, our NPS, measured internally, was 68, which shows our continued focus on maintaining our very high service standards to our clients.

We served over 495,100 active clients in Brazil as of December 31, 2019, increasing to 519,400 as of June 30, 2020, including digital and brick-and-mortar merchants of varying sizes and types, although our focus is primarily on targeting the approximately 8.8 million SMBs. We believe these merchants have been historically underserved and overcharged by traditional bank and legacy providers that use older technology, less effective distribution networks through bank branches, and outsourced customer service and logistics support vendors. We also serve integrated partners, which use or embed our solutions into their own offerings to enable their customers to conduct commerce more conveniently in Brazil. These integrated partners include global PSPs, digital marketplaces and ISVs.

We provide our clients with a powerful combination of solutions that help facilitate their in-store, online and mobile commerce activities, and empower them to:

•

Connect More Effectively—Our solutions allow our clients to connect more effectively by integrating and connecting to our cloud-based technology platform using simple and convenient APIs. These solutions provide powerful gateway services to encrypt, route, and decrypt transactions, and PSP solutions to onboard merchants and connect integrated partners.

•	Get Paid Quickly and Easily—We offer payment and digital account solutions to help our clients facilitate and manage their payments:

•

Payment Solutions: Payment collection is streamlined by accepting numerous forms of electronic payments and APMs such as boletos, and conducting a wide range of transactions in brick-and-mortar and digital storefronts in a quick and user-friendly manner. We also provide digital product enhancements to help our merchants improve their consumers’ experience, such as our split-payment processing, multi-payment processing, recurring payments for subscriptions, and one-click buy functionality.

•

Digital Account Solutions: We can offer our clients a digital account, which can be integrated to the POS and allows our clients to receive and make payments, issue boletos, pay taxes, all in a cost-effective and user-friendly way.

•

Grow Your Business—We have the ability to grow our clients’ businesses by automating and streamlining business processes at the point of sale for digital checkout. These solutions help our clients run their businesses more effectively and in an integrated manner. Our growth solutions include:

•

Software Solutions: POS and ERP software, reconciliation, customer relationship management reporting tools that provide greater control, transparency of information, insights into their daily operations and consumer engagement, and facilitate brick and mortar stores to sell online.

•

SMB Capital Solutions: we help our clients manage their working capital needs and effectively plan for the future by offering them prepayment financing options. These provide clients with transparency and control over their receivables and enable them to manage their cash flow to help their businesses grow.

•

SMB Credit Solutions: we can also provide our clients with credit if they need further funding to grow their businesses beyond the working capital solutions that we provide. We leverage our client data to offer this solution in a proactive and cost-effective way. Once onboarded, our clients can access credit through multiple channels including our merchant portal in a simple and transparent way. Our credit offering enables our clients to pay back their loans effortlessly through the automatic retention of a percentage of their sales.

We distribute our solutions primarily through proprietary Stone Hubs. These hubs are located in small and medium-sized cities, or suburban areas of larger cities, and are designed to provide hyper-local sales and services and high-quality, on-demand support to SMB merchants within the hub’s designated area of operations. Our hubs may share an office depending on the size of the area served. We believe this approach enables us to provide a superior customer experience to our clients and is a key part of our go-to-market strategy. We had over 350 operational proprietary Stone Hubs in December 2019, and we are currently growing our hubs’ footprint to maximize our presence in Brazil and provide sales coverage to the country’s approximately 5,500 cities with a total population of 210.1 million.

Our in-house customer relationship team supports all of our clients. We equip our customer relationship team with the tools and technologies to resolve our clients’ needs, often in a single phone call. We have a strong focus on using first-call resolution as a key performance indicator of our customer support operation. In the fourth quarter of 2019, 87% of our clients who called our customer relationship team had their problems resolved on the first call.

Selected Quarterly Financial and Other Data

The table below includes certain financial and other data for the three-month periods ended March 31 and June 30, 2020. You should read selected financial data together with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F and our financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	For the three months ended
	March 31, 2020		June 30, 2020
	(in thousands, unless otherwise stated)
Selected Financial Data
Total revenue and income	R$	716,756	R$	667,352
Profit before income taxes		227,908		159,844
Net income for the period		158,619		123,601
Adjusted net income (in millions)(1)		162.3		150.3
Adjusted free cash flow(2)		(122.3)		141.4

Other Data:
TPV (in billions)	R$	37.6	R$	38.1
Active clients (acquiring)(3)		531		519
Subscribed clients (software)		155		283
Accounts open (banking)		122		248
Portfolio (credit) (in millions)	R$	332	R$	491
Take rate(4)(5)		1.81%		1.67%

(1)

Adjusted net income is used to eliminate the effect of items from net income that are not considered indicative of the our continuing business performance within the period presented. Adjusted net income is defined as net income (loss) for the period, adjusted for (1) non-cash expenses related to the grant of share-based compensation and the fair value (mark-to-market) adjustment for share-based compensation classified as a liability, (2) amortization of intangibles related to acquisitions, (3) one-time impairment charges, (4) unusual income and expenses and (5) tax expense relating to the foregoing adjustments.

Adjusted net income (loss) is presented because our management believes that this non-IFRS financial measure can provide useful information to investors, securities analysts and the public in their review of our operating and financial performance, although it is not calculated in accordance with IFRS or any other generally accepted accounting principles and should not be considered as a measure of performance in isolation. We believe adjusted net income (loss) is useful to evaluate our operating and financial performance for the following reasons:

•

adjusted net income (loss) is widely used by investors and securities analysts to measure a company’s operating performance without regard to items that can vary substantially from company to company and from period to period, depending on their accounting and tax methods, the book value of their assets and the method by which their assets were acquired;

•

non-cash equity grants made to executives and employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and the related expenses are not key measures of our core operating performance;

•

fair value adjustments to share-based compensation expenses classified as a liability do not directly reflect how our business is performing at any particular time and the related expense adjustment amounts are not key measures of our core operating performance;

•	amortization of the fair value adjustment on intangible assets and property and equipment relating to acquisitions can vary substantially from company to company and from period to period depending upon the applicable financing and accounting methods, the fair value and average expected life of the acquired intangible assets, the capital structure and the method by which the intangible assets were acquired and, as such, we do not believe that these adjustments are reflective of our core operating performance; and other write-offs that are one-time extraordinary charges and are not reflective of our core operating performance.

We use adjusted net income (loss) as a key profitability measure to assess the performance of our business. We believe that adjusted net income (loss) should therefore be made available to investors, securities analysts and other interested parties to assist in their assessment of the performance of our business.

Adjusted net income (loss) is not a substitute for net income or loss for the period, which is the IFRS measure of earnings. Additionally, our calculation of adjusted net income (loss) may be different from the calculation used by other companies, including our competitors in the payments processing industry, because other companies may not calculate these measures in the same manner as we do, and therefore, our measure may not be comparable to those of other companies. Additionally, this measure is not intended to be a measure of cash available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

Below is a reconciliation of Adjusted net income for the periods indicated.

	For the three months ended
	March 31, 2020	June 30, 2020
	(R$ millions)
Net income for the period	159	124
Share-based compensation expenses	2	38
Amortization of fair value adjustment	4	3
Gain on previously held interest in associate	0	(3)
Other expenses	0	2
Tax effect on adjustments	(2)	(13)

Adjusted net income	163	150

(2)

Adjusted free cash flow is defined as Adjusted net cash provided by (used in) operating activities, less purchase of property and equipment and purchases and development of intangible assets (“Capex”).

We use adjusted free cash flow as a key liquidity measure to assess the performance of our business. We believe that adjusted free cash flow should therefore be made available to investors, securities analysts and other interested parties to assist in their assessment of the performance of our business.

Adjusted free cash flow is not a substitute for other cash flow metrics and should be viewed together with our consolidated statement of cash flows, which is the IFRS measure of liquidity. Additionally, our calculation of adjusted free cash flow may be different from the calculation used by other companies, including our competitors in the payments processing industry, because other companies may not calculate these measures in the same manner as we do, and therefore, our measure may not be comparable to those of other companies. Additionally, this measure is not intended to be a measure of residual cash flow available for discretionary expenditures as it does not consider certain cash requirements such as interest payments, and debt service requirements.

Below is a reconciliation of Adjusted free cash flow for the periods indicated.

	For the three months ended
	March 31, 2020	June 30, 2020
	(R$millions)
Net cash used in operating activities	362.5	1,121.3
Accounts receivable from card issuers	(1,534.7)	271.2
Accounts payable to clients	1,327.8	(1,026.7)
Interest income received, net of costs	(349.5)	(311.5)
Loans held for sale	183.8	198.5
Purchases of property and equipment	(90.2)	(90.8)
Purchases and development of intangible assets	(22.0)	(20.5)

Adjusted free cash flow	(122.3)	141.4

(3)	Includes micromerchants from the Stone Mais product prior to the launch of TON (partnership with Grupo Globo targeting the micromerchant space).
(4)	Total revenue and income excluding other financial income, divided by TPV.
(5)

The reduction in take rate for the three month period ended June 30, 2020 was due to the impact of COVID-19, which accounted for 10 basis points of the reduction, coronavouchers, which accounted for 7 basis points of reduction, and COVID-19 related incentives, which accounted for 3 basis points of the reduction. Excluding these effects, take rate for the three months ended June 30, 2019 was 1.77%. Take rate in the hubs increased 6% in the quarter ended June 30, 2020 as compared with the quarter ended March 31, 2020.

Recent Developments

Merger with Linx S.A.

On August 11, 2020, the Linx S.A., (“Linx”), its main shareholders and STNE Participações S.A. (“STNE”), a subsidiary of StoneCo that holds the software investments of ours and certain other parties, including StoneCo, entered into binding agreements outlining the transaction (the “Transaction Documents”), whereby through a Brazilian merger of shares (Incorporação de Ações), all of Linx’s shares are expected be exchanged for redeemable shares of STNE, which are ultimately expected to be redeemed in consideration for cash and newly-issued Class A common shares of StoneCo. The total consideration paid is expected to be equal to R$33.7625 per common share of Linx (based on our share price of US$49.06 as of August 7, 2020), which is subject to assumptions including: (i) approximately 179.0 million fully diluted shares of Linx outstanding and (ii) such other assumptions as set forth in the Transaction Documents (the “Merger”).

The Merger is conditioned upon, among other things: (i) the effectiveness by the SEC of Stone’s registration of statement on Form F-4 in respect of its class A common shares to be issued to Linx shareholders; (ii) prior approval by the Brazilian antitrust authority (CADE); (iii) approval by the Linx shareholders at the Linx Shareholder Transaction Approval Meeting of the Transaction, authorization for STNE to not list in the Novo Mercado, and exemption to STNE to carry out the tender offer provided for in Section 43 set forth in Linx’s bylaws; and (iv) approval by the STNE shareholder of the Merger and of the redemption of the mandatorily redeemable preferred shares granted to Linx’s shareholders in exchange for cash and/or Stone Class A shares, as described above, at a shareholders meeting of STNE.

Overview of Linx

Linx is a leading technology company that develops and provides affordable, easy-to-use, reliable and integrated software solutions to over 70,000 retail clients across more than 100,000 storefronts with approximately R$300 billion of gross transaction volume (GTV), through a software-as-a-service (SaaS) business model. The company is a leading player in the retail management software market and has a strong presence in e-commerce software solutions in Brazil. It serves its clients through an end-to-end platform comprised of three product lines, including:

•

Linx Core—which provides integrated business management software, such as ERP and POS management solutions, across various industry verticals including auto parts stores, clothing stores, department stores, electronic goods stores, fast food chains, gas stations, home improvement stores, household appliances stores, pharmacies, service retail, and vehicle dealerships.

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Linx Digital—which provides an e-commerce platform designed to improve the omnichannel shopping experience, enabling retailers to engage, interact and transact with their clients and manage their inventories across physical stores on an integrated manner, mobile applications, and online channels.

•	Linx Pay Hub—which provides payment processing solutions integrated with its Core and Digital product lines and provides Electronic Funds Transfer (EFT) services.

Our Rationale for the Merger

We believe the Merger will help accelerate our mission of empowering Brazilian merchants of all sizes to manage their businesses more effectively through technology. The acquisition will help advance our strategic roadmap and create shareholder value by:

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Providing Linx´s 70,000 clients with access to our best-in-class solutions, including our payments technology, financial services and customer support capabilities through a more convenient and powerful integrated solution.

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Extending our offerings to penetrate the SMB software market by leveraging the strengths of our business model (such as SMB focus, integrated technology, high quality service and direct distribution) to adapt Linx’s vertical solutions to meet the needs of smaller merchants and distribute software more effectively into the SMB market.

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Providing merchants with the tools to seamlessly adapt to a complex omnichannel world, by integrating their physical offline operations to a growing number of digital commerce channels (such as their own website, numerous online marketplaces and social media apps) through the combination of Linx’s digital solutions and Stone’s fintech-as-a-service platform.

Impact of Coronavirus

Following the declaration of COVID-19 as a pandemic by the World Health Organization in March 2020, in an effort to contain and mitigate the spread of COVID-19, many countries have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19, including Brazil.

In response to COVID-19, the Brazilian government distributed financial aid, referred to as “Coronavoucher,” targeting the most vulnerable members of the population consisting primarily of autonomous and informal workers and people without income, to help them through the crisis. As an acquirer, we take part in Coronavoucher transactions mainly through our integrated partners, thereby favorably impacting our transaction volumes. We transacted R$2.0 billion in Coronavouchers in the second quarter of 2020 and R$9.3 billion in July. Our business also began to rebound in the second quarter of 2020 and, as of the date of this offering, has returned to pre-COVID levels across all of our business lines.

In July, our total number of software clients reached 305,000, representing an 8% growth compared to the previous month and 97% growth compared to the first quarter of 2020. Our hub TPV also grew 9% above pre-COVID levels in July 2020. Many stores were also obliged to close down physically during the pandemic resulting in increased demand for online channels. This accelerated trend resulted in the growth of our online business, with total volumes processed by us in card not-present transactions being 763.7% higher in July year-over-year or 94.3% higher excluding Coronavoucher volumes. Of the approximately R$8.4 billion transacted in Brazilian e-commerce during the first weeks of COVID-19, between March 17th and April 27th, we estimate that approximately 51% of that volume went through our platforms, either through our online acquiring solutions or through our agnostic gateway and PSP solutions.

Corporate Information

StoneCo is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our investor relations office can be reached at investors@stone.co and our website address is stone.co. Information provided on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing in our Class A common shares including “Risk Factors,” “Description of Share Capital,” our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements at June 30, 2020 and for the three and six-month periods ended June 30, 2020 and 2019.

Class A common shares offered by us	27,375,000 shares (or 31,481,250 shares if the underwriters exercise in full their option to purchase additional shares).

Class A common shares to be outstanding immediately after this offering	221,735,558 shares (or 225,841,808 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common shares to be outstanding immediately after this offering	82,882,231 shares.

Total common shares to be outstanding immediately after this offering	304,617,789 shares (or 308,724,039 shares if the underwriters exercise in full their option to purchase additional shares).

Voting rights	Holders of our Class A common shares are entitled to one vote per share, and the holders of our Class B common shares are entitled to 10 votes per share.

Each Class B common share may be converted into one share of Class A common shares at the option of the holder.

If, on the record date for any meeting of the shareholders, the aggregate voting power of Class B common shares then outstanding is less than 10% of the aggregate voting power of Class A common shares and Class B common shares outstanding, then each Class B common share will automatically convert into one Class A common share.

In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates or to certain unrelated third parties.

Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law.

Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, (1) holders of Class A common shares will hold approximately 21.1% of the combined voting power of our outstanding common shares and approximately 72.8% of our total equity ownership and (2) holders of Class B common shares will hold approximately 78.9% of the combined voting power of our outstanding common shares and approximately 27.2% of our total equity ownership.

If the underwriters exercise their option to purchase additional shares in full, (1) holders of Class A common shares will hold approximately 21.4% of the combined voting power of our outstanding common shares and approximately 73.2% of our total equity ownership and (2) holders of Class B common shares will hold approximately 78.6% of the combined voting power of our outstanding common shares and approximately 26.8% of our total equity ownership.

The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common shares.

Option to purchase additional shares	We have granted the underwriters the right to purchase up to an additional 4,106,250 Class A common shares within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts, on the same terms as set forth in this prospectus.

Listing	Our Class A common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “STNE.”

Use of proceeds	We intend to use the net proceeds from this offering and cash on hand to finance the Merger, for general corporate purposes and to pay related fees and expenses. If for any reason the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividend policy	The amount of any distributions will depend on applicable law and many other factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We do not anticipate paying any cash dividends in the foreseeable future.

Lock-up agreements	StoneCo is entering into a 90-day lock-up agreement in connection with this offering. Our shareholders and our directors or officers are not entering into lock-up agreements in connection with this offering.

Risk factors	See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in Class A common shares.

The number of Class A and Class B common shares to be outstanding after this offering excludes:

•	the issuance of 4,333,894 Class A common shares issuable upon the settlement of outstanding RSUs granted under the 2018 Omnibus Equity Plan;

•	the issuance of 32,502 Class A common shares issuable upon the exercise of outstanding share options (with a weighted average exercise price of US$24.92) granted under the 2018 Omnibus Equity Plan;

•	the issuance of 508,551 Class A common shares reserved as anti-dilutive shares to be issued to our founder shareholders pro-rata upon vesting of the granted RSUs and share awards; and

•	the issuance of Class A common shares pursuant to the Merger.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to 4,106,250 of additional Class A common shares, in connection with the offering.

RISK FACTORS

This offering and an investment in our Class A common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below as well as those contained in the 2019 20-F, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement before making an investment decision regarding our Class A common shares. These risks are those that we currently believe may harm our business or the trading price of our Class A common shares. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil involves a higher degree of risk than investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

If any of the risks discussed in or incorporated by reference in this prospectus supplement and the accompanying prospectus actually occur, alone or together with additional risks and uncertainties that we are not currently aware of or do not currently deem material, our business, financial condition, results of operations and prospects may be seriously harmed. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Forward-Looking Statements.” Our actual results could be materially lower than those anticipated in this prospectus supplement.

Risks Related to the Merger

If we are unable to complete the Merger, in a timely manner or at all, our business and our stock price may be adversely affected.

Our and Linx’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following customary conditions, including, among others: (i) obtaining the approval of the Linx shareholders, (ii) obtaining the approval of the Administrative Council for Economic Defense (“CADE”), (iii) the absence of any injunction or order prohibiting or enjoining the consummation of the transactions, and (iv) our registration statement on Form F-4 to effect the registration under the Securities Act of the Class A common shares to be issued to Linx shareholders shall have become effective, no stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC. Furthermore, our ability to access the bridge financing facility is subject to customary conditions. As many of these conditions are outside of our control, we cannot assure you if the conditions to the completion of the Merger will be satisfied in a timely manner or whether they will be satisfied at all which may affect when and whether the Merger will occur. In addition, there can be no assurance that prior to the closing of the Merger another party brings a competing bid for Linx and such bid is accepted by the shareholders of Linx. Moreover, if Linx breaches the transaction agreement, we will not have specific enforcement or other remedies allowing us to force closing, and our only remedy would be to receive the break up fee. If the Merger is not completed, our share price could fall to the extent that our current price reflects an assumption that we will complete the Merger. Furthermore, if the Merger is not completed and the Merger Agreement is terminated, we may suffer other consequences that could adversely affect our business, results of operations and share price, including the following:

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we have incurred and will continue to incur costs relating to the Merger (including significant legal and financial advisory fees) and many of these costs are payable by us whether or not the Merger is completed;

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matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by our management team, which could otherwise have been devoted to our historical core businesses or other opportunities that may have been beneficial to us;

•	we may be subject to legal proceedings related to the Merger or the failure to complete the Merger;

•	the failure to consummate the Merger may result in negative publicity and a negative impression of us in the investment community; and

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any disruptions to our business resulting from the announcement and pendency of the Merger, including any adverse changes in our relationships with our customers, suppliers and employees, may continue or intensify in the event the Merger is not consummated.

We may not realize the benefits anticipated from the Merger, which could adversely affect our stock price.

The anticipated benefits from the Merger are, necessarily, based on projections and assumptions about the combined businesses of our company and Linx, which may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the anticipated benefits will depend on our ability to successfully and efficiently integrate the business and operations of Linx with our business and achieve the expected synergies. We may encounter significant challenges with successfully integrating and recognizing the anticipated benefits of the potential Merger, including the following:

•	potential disruption of, or reduced growth in, our historical core businesses, due to diversion of management attention and uncertainty with our current client relationships;

•	challenges arising from the expansion of our product offerings into adjacencies with which we have limited experience, including enterprise management software;

•	challenges arising from the expansion into those Linx regions where we do not currently operate or have significant operations;

•	coordinating and integrating research and development teams across technologies and products to enhance product development while reducing costs;

•	consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems;

•	coordinating sales and marketing efforts to effectively position our capabilities and the direction of product development;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining Linx’s business with our business;

•	limitations prior to the completion of the Merger on the ability of management of our company and of Linx to conduct planning regarding the integration of the two companies;

•	the increased scale and complexity of our operations resulting from the Merger;

•	retaining key employees, suppliers and other partners of our company and Linx;

•	retaining and efficiently managing Linx’s customer base;

•	obligations that we will have to counterparties of Linx that arise as a result of the change in control of Linx;

•	difficulties in anticipating and responding to actions that may be taken by competitors in response to the transaction; and

•	the assumption of and exposure to unknown or contingent liabilities of Linx.

In addition, our anticipated benefits of the transaction with Linx contemplate significant cost-saving synergies. Consequently, even if we are able to successfully integrate the operations of Linx with ours, we may not realize the full benefits of the transactions if we are unable to identify and implement the anticipated cost savings or if the actions taken to implement such cost-savings have unintended consequences on our other business operations.

Uncertainty about the Merger may adversely affect our relationships with customers and employees, which could negatively affect our business, whether or not the Merger is completed.

The announcement of the Merger on August 11, 2020, whether or not completed, may cause uncertainties in our relationships with our clients which could impair our ability to or expand our historical growth. Furthermore, uncertainties about the Merger may cause our current and prospective employees to experience uncertainty about their future with us. These uncertainties may impair our ability to retain, recruit or motivate key employees which could affect our business.

The Merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

The financial results of the combined company, following our acquisition of Linx, may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with our integration of the business and operations of Linx. Furthermore, as a result of the transaction we will record a significant amount of goodwill and other intangible assets on our consolidated financial statements, which could be subject to impairment based upon future adverse changes in our business or prospects including our inability to recognize the benefits anticipated by the transaction.

In addition, upon the acquisition of Linx we will assume all their liabilities, including unknown and contingent liabilities that Linx assumed in connection with their acquisitions, that we failed or were unable to identify. Furthermore, Linx has additional future obligations regarding certain of these acquisitions including outstanding earn-out obligations and put options requiring Linx to purchase additional shares in the target company, which we will assume upon consummation of the transaction. If we are not able to completely assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, our future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. The price of our Class A common shares if the Merger is consummated could decline to the extent the combined company’s financial results are materially affected by any of these events.

The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.

Completion of the Merger is conditioned upon the receipt of certain regulatory approvals, and we cannot provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the Merger are required to obtain these regulatory approvals, they may have the effect of jeopardizing or delaying completion of the Merger or reducing the anticipated benefits of the Merger. If we agree to any material conditions in order to obtain any approvals required to complete the Merger, the business and results of operations of the combined company may be adversely affected.

The use of cash in connection with the financing of the Merger may have an adverse impact on our liquidity, limit our flexibility in responding to other business opportunities and increase our vulnerability to adverse economic and industry conditions.

The Merger will be financed in part by the use of our cash on hand and issuances of equity. As of June 30, 2020, we had R$2,776.8 million of cash and cash equivalents and approximately R$5,014.3 million of total debt outstanding. If we are unable to raise financing on acceptable terms, we may need to rely on our bridge loan facility, which may result in high borrowing costs that we would not have to incur from other anticipated financing alternatives. The use of cash on hand to finance the Merger will reduce our liquidity and could cause us to place more reliance on cash generated from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. The increased leverage may also have the effect, among other things, of limiting our ability to obtain additional financing, if needed, limiting our flexibility in the conduct of our business and making us more vulnerable to economic downturns and adverse competitive and industry conditions.

Risks Relating to Linx’s Business

If the Merger is consummated, the inclusion of Linx’s business as a consolidated subsidiary of ours will result in certain incremental risks to us, which risks are expected to be material and could have a material adverse effect on our future results of operations and financial condition. The addition of Linx’s business may also exacerbate existing risks to our business.

If the Merger is consummated, Linx will operate its business as a consolidated subsidiary of ours. We have not historically engaged in a business similar to Linx and Linx’s business and structure will pose incremental risks to us, many of which may be material. These risks include, but are not limited to:

•	business operational risks, including macroeconomic changes, and the impact of such changes on the market for enterprise management software;

•	Linx’s substantial dependence on revenue generated from services related to its integrated enterprise management software, including monthly subscription fees;

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risks related to the competitive nature of the software industry, which is characterized by changing technology, changing client and end-consumer needs, evolving industry standards and frequent introductions of new products and services;

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risks related to Linx’s historical growth strategy, which has included acquisitions, and in particular, Linx’s inability to integrate an acquired business or technology as successfully as expected or to accurately identify and assess the magnitude of the liabilities assumed by Linx;

•	risks related to system failures, the non-authorized or incorrect use of third-party data used by and/or made available to Linx’s systems; and

•	risks associated with Linx’s failure to adequately protect personal data.

If the Merger is consummated, each of these risks could have material adverse effect on our results of operations and financial condition.

In addition, the consummation of the Merger may heighten the potential adverse effects on our business, operating results, cash flows or financial condition described in the risk factors contained in our 2019 20-F and incorporated by reference herein, including, but not limited to:

•	risks related to the novel coronavirus (COVID-19) pandemic and its impact on our business, as well as to other natural and man-made disasters and catastrophes;

•	risks related to unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise;

•	risks related to our ability to manage growth effectively; and

•	risks related to changes in general, economic, market and political conditions, particularly in Brazil.

Risks Relating to our Business

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises, such as the COVID-19 pandemic, may have an adverse impact on our clients’ financial condition, particularly SMB merchants, consequently impacting our business.

Our business is focused on SMB merchants in Brazil that conduct commerce primarily through brick-and-mortar storefronts. Our business and the businesses of our clients could be materially and adversely affected by the risks (or the public perception of the risks) related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus (COVID-19). The global spread of the COVID-19 pandemic, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, has negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets. Reflecting this, the COVID-19 pandemic has caused the levels of equity and other financial markets to decline sharply and to become volatile in February, March and April 2020, and the market volatility resulting from the COVID-19 pandemic has already caused a number of planned public stock offerings and merger and acquisition transactions in Brazil to be postponed or cancelled.

The risk (or public perception of the risk) of a pandemic, such as the COVID-19 pandemic, or media coverage of infectious diseases caused customers to avoid our clients storefronts, and with respect to our clients’ businesses generally, caused temporary disruptions in our clients’ businesses and they cause long-term description or closures. For instance, the COVID-19 pandemic has led to some of our clients’ employees being unable to work, including because of illness or travel or government restrictions in connection with pandemics or disease outbreaks. Additionally, the COVID-19 pandemic has resulted in the temporary or permanent closure of many of our clients’ stores or facilities, and in some cases, our clients’ businesses. These factors have adversely impacted our clients’ sales and severely disrupted their operations, leading to a decline in TPV and in the revenue we generate from our clients. Furthermore, if our clients’ businesses continue to be adversely affected, default rates for clients using our credit solutions will likely rise.

The ultimate extent of the impact of any epidemic, pandemic or other health crisis, such as the COVID-19 pandemic, on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and results of operations, and it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Relating to the Offering and Our Class A Common Shares

An active trading market for our common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the offering price and our ability to raise capital in the future may be impaired.

Although our Class A common shares are listed and being traded on Nasdaq, an active trading market for our shares may not be maintained following this offering. If an active market for our Class A common shares is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Sales of substantial amounts of our Class A common shares in the public market, or the perception that these sales may occur, could cause the market price of our Class A common shares to decline.

Sales of substantial amounts of our Class A common shares in the public market, or the perception that these sales may occur, could cause the market price of our Class A common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our Articles of Association, we are authorized to issue up to 630,000,000 shares, of which 304,617,789 common shares will be outstanding following this offering. StoneCo has agreed not to offer, sell or transfer any Class A common shares or securities convertible into, or exchangeable or exercisable for, Class A common shares, for 90 days after the date of this prospectus. However, our shareholders and directors or officers are not entering into lock-up agreements in connection with this offering, and all of our issued and outstanding shares are eligible for future sale, subject to the applicable volume, manner of sale, holding periods, and other limitations of Rule 144. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our Class A common shares.

In addition, we have adopted the 2018 Omnibus Equity Plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See “Management—Long-Term Incentive Plans (LTIP)—2018 Omnibus Equity Plan” in our 2019 20-F. We intend to register all common shares that we may issue under the 2018 Omnibus Equity Plan. Once we register these common shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and any other applicable restrictions. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Class A common shares could decline. If a large number of our Class A common shares or securities convertible into our Class A common shares are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our Class A common shares and impede our ability to raise future capital.

Our founder shareholders will, in the aggregate, own none of our outstanding Class A common shares and 74.8% of our outstanding Class B common shares and will control all matters requiring shareholder approval. Our founder shareholders also have the right to nominate a majority of our board and consent rights over certain corporate transactions. This concentration of ownership limits your ability to influence corporate matters.

Immediately following this offering of Class A common shares, our founder shareholders will own none of our Class A common shares and 74.8% of our Class B common shares, resulting in their ownership of 20.3% of our outstanding common shares, and, consequently, 59.0% of the combined voting power of our common shares. These entities, to the extent they act together, will control a majority of our voting power and will have the ability to control matters affecting, or submitted to a vote of, our shareholders. As a result, these shareholders may be able to elect the members of our board of directors and set our management policies and exercise overall control over us. In addition, we have entered into a shareholders agreement with our founder shareholders pursuant to which we have granted the founder shareholders the right to nominate directors to our board and committees, rights to information, and rights to approve certain of our corporate actions. The rights granted pursuant to our shareholders agreement mean that our founder shareholders will be able to appoint a majority of our board despite owning a non-proportionate number of common shares and will be able to control any transaction involving a merger or change of control until they own less than 15% of the total voting power of our common shares. In addition, our Articles of Association require consent of our founder shareholders before our shareholders are able to take certain actions, including to amend such document.

The interests of these shareholders may conflict with, or differ from, the interests of other holders of our shares. For example, our current controlling shareholders may cause us to make acquisitions that increase the amount of our indebtedness or outstanding shares, sell revenue-generating assets or inhibit change of control transactions that benefit other shareholders. They may also pursue acquisition opportunities for themselves that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, the Central Bank may hold our controlling shareholders jointly liable in connection with any regulatory actions against Stone Pagamentos S.A., our wholly-owned subsidiary. Such potential liability could cause the interests of our controlling shareholders to differ from other holders of our shares. So long as these shareholders continue to own a substantial number of our common shares, they will significantly influence all our corporate decisions and together with other shareholders, they may be able to effect or inhibit changes in the control of our company.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.

The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Class A common shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.

We do not anticipate paying any cash dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our Class A common shares. As a result, capital appreciation in the price of our Class A common shares, if any, will be your only source of gain on an investment in our Class A common shares.

Our dual-class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.

In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and has temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. These policies are new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included.

The disparity in the voting rights among the classes of our shares may have a potential adverse effect on the price of our Class A common shares, and may limit or preclude your ability to influence corporate matters.

Each Class A common share will entitle its holder to one vote per share on all matters submitted to a vote of our shareholders. Each holder of our Class B common shares will be entitled to 10 votes per Class B common share so long as the voting power of Class B common shares is at least 10% of the aggregate voting power of our outstanding common shares on the record date for any general meeting of the shareholders. The difference in voting rights could adversely affect the value of our Class A common shares by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common shares to have value. Because of the ten-to-one voting ratio between our Class B and Class A common shares, the holders of our Class B common shares collectively will continue to control a majority of the combined voting power of our common shares and therefore be able to control all matters submitted to our shareholders so long as the Class B common shares represent at least 9.1% of all outstanding shares of our Class A and Class B common shares. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term. For a description of our dual class structure, see “Description of Share Capital and Constitutional Documents—Meetings of Shareholders—Voting Rights and Right to Demand a Poll” in our 2019 20-F.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider the company’s interests, and the interests of its shareholders as a whole, which may differ from the interests of one or more of its individual shareholders. See “Description of Share Capital and Constitutional Documents—Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” in our 2019 20-F.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

As a foreign private issuer we will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer, we may be subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

We cannot predict if investors will find our Class A common shares less attractive because we will rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our share price may be more volatile. See “Item 10. Additional Information—B. Memorandum and articles of association—Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2019 20-F.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Class A common shares.

Section 5605 of Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, the nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will follow home-country practice in lieu of the above requirements.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our Articles of Association, by the Companies Law (as amended) of the Cayman Islands, or “Cayman Companies Law,” and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States.

Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court-sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court of the Cayman Islands, or the “Grand Court,” for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Under Cayman Islands’ law, a minority shareholder may bring a derivative action against the board of directors only in very limited circumstances, or seek to wind up the company on a just and equitable ground. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

Under Cayman Islands statutory law, a transferee to a scheme or contract involving the transfer of shares in a Cayman Islands company, which has been approved by holders of not less than 90% in value of the shares affected, has the power to compulsorily acquire the shares of any dissenting shareholders. An objection to such acquisition can be made to the Grand Court by any dissenting shareholder but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion. A Cayman Islands company may also propose a compromise or arrangement with its shareholders or any class of them. If a majority in number, representing at least 75% in value, of shareholders agrees to the compromise or arrangement then, subject to Grand Court approval of the same, it is binding on all of the shareholders. A shareholder may appear at the Grand Court hearing by which the company seeks the Grand Court’s approval of the compromise or arrangement to oppose it.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in judgments obtained in U.S. courts based on the civil liability provisions of U.S. federal securities laws against us and our officers and directors who are not resident in the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and is not impeachable under Cayman Islands law for fraud, being in breach of public policy of the Cayman Islands or being contrary to natural justice. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais.

Most of our assets are located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Class A common shares, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not fully compensate non-Brazilian investors for any claim arising out of or related to our obligations under the Class A common shares.

There could be adverse tax consequences for our U.S. shareholders if we are a passive foreign investment company.

U.S. shareholders of passive foreign investment companies are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets, including goodwill, we do not believe that we currently are a PFIC. However, our PFIC status is a factual determination that is made on an annual basis. Because our PFIC status for any taxable year will depend on the manner in which we operate our business, the composition of our income and assets and the value of our assets from time to time (including, following the Merger, the income and assets of Linx), there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC, U.S. holders would be subject to certain adverse U.S. federal income tax consequences as discussed under “Material U.S. Federal Income Tax Considerations for U.S. Holders.” Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules.

In particular, although we consider ourselves to be actively engaged in an active business, it is not entirely clear how certain of our income will be treated for purposes of the PFIC rules. Certain of our income may be treated as passive income, unless such income is eligible for an excetion for income derived in the active conduct of a financing business under Section 954(h) of the Internal Revenue Code of 1986, as amended, (the “Active Financing Exception”), and related assets may be considered passive assets unless the Active Financing Exception applies. We believe that the Active Financing Exception, as interpreted by recently proposed Treasury regulations, should apply to treat such income and related assets as active, but such treatment is not certain and, in particular, it is not certain how the Active Financing Exception will apply to our assets and income following the Merger. Moreover, while the proposed Treasury regulations permit taxpayers to rely on them, it is possible that the Treasury Department will not follow the approach of the proposed regulations when issuing final regulations, in which case the Active Financing Exception might not apply to our income and it is possible that we could be treated as a PFIC.

We may raise additional capital in the future by issuing equity securities, which may result in a potential dilution of your equity interest.

We may issue additional equity securities to raise capital, make acquisitions, or for a variety of other purposes. Additional issuances of our shares may be made pursuant to the exercise or conversion of convertible debt securities, warrants, stock options or other equity incentive awards. Any strategic partnership, issuance or placement of shares and/or securities convertible into or exchangeable for shares may affect the market price of our shares and could result in dilution of your equity interest.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

This prospectus supplement includes estimates and forward-looking statements principally under the captions “Prospectus Supplement Summary” and “Risk Factors.”

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference and include statements regarding our intent, belief or current expectations in connection with:

•	our expectations regarding revenues generated by transaction activities, subscription and equipment rental fees and other services; ·

•	our expectations regarding our operating and net profit margins; ·

•	our expectations regarding significant drivers of our future growth; ·

•	our plans to continue to invest in research and development to develop technology for both existing and new products and services; ·

•	our ability to differentiate ourselves from our competition by delivering a superior customer experience and through our network of hyper-local sales and services;

•	our ability to attract and retain a qualified management team and other team members while controlling our labor costs; ·

•	our ability to invest more and collect results in the short-term; ·

•	our plans to expand our global footprint and explore opportunities in adjacent sectors; ·

•	competition adversely affecting our profitability; ·

•	the occurrence of a natural disaster, widespread health epidemic or pandemics, including the coronavirus (COVID-19) pandemic; ·

•	fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future; ·

•	the inherent risks related to the digital payments market, such as the interruption, failure or breach of our computer or information technology systems; ·

•	our ability to anticipate market needs and develop and introduce new and enhanced products and service functionalities to adapt to changes in our industry; ·

•	our ability to innovate and respond to technological advances and changing market needs and customer demands; ·

•	our ability to maintain, protect and enhance our brand and intellectual property;

•	changes in consumer demands and preferences and technological advances, and our ability to innovate in order to respond to such changes; ·

•	our failure to successfully maintain a relevant omni-channel experience for our clients, thereby adversely impacting our results of operations; ·

•	our ability to implement technology initiatives successfully and to capture the anticipated benefits of such initiatives;

•	our plans to pursue and successfully integrate strategic acquisitions, including the Merger; and

•

other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our 2019 20-F, which is incorporated by reference herein.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. We do not undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus supplement because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus supplement might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of Class A common shares, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately US$1,272 million (or up to approximately US$1,463 million if the underwriters exercise their option to purchase additional shares of our Class A common shares). We intend to use the net proceeds from this offering, together with cash on hand to finance the Merger, for general corporate purposes and to pay related fees and expenses. If for any reason the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Summary—Recent Developments.”

Completion of offering is not contingent on the Merger. Accordingly, even if the Merger is not consummated, our Class A common shares sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Class A common shares sold in this offering.

CAPITALIZATION

The table below sets forth our total capitalization (defined as long-term debt and shareholders’ equity) as of June 30, 2020, as follows:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale of giving effect to the sale of 27,375,000 Class A common shares by us in this offering at the public offering price of US$47.50 per share of Class A common share offered hereby (but not the application of the proceeds therefrom), after deducting underwriting discounts and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common shares).

	As of June 30, 2020
	(in millions, except per share data)
	Historical (US$)(1)	Historical (R$)	As Adjusted (US$)(1)	As Adjusted (R$)
Cash and cash equivalents(1)	507.1	2,776.8	1,779.1	9,742.2

Debt and FIDC Senior Quota Holder Obligations:
Long-term debt, excluding current portion
Long-term loans	225.3	1,233.6	225.3	1,233.6
Obligations to FIDC senior quota holders(2)	0.0	0.0	0.0	0.0
Total debt outstanding, including current portion	915.7	5,014.3	915.7	5,014.3

Equity:
Issued capital	0.0	0.1	0.0	0.1
Capital reserve	1,027.0	5,623.6	2,298.9	12,589.0
Treasury shares	(14.0)	(76.4)	(14.0)	(76.4)
Other comprehensive income	(8.6)	(47.1)	(8.6)	(47.1)
Retained earnings (accumulated losses)	161.9	886.4	161.9	886.4
Non-controlling interests	17.0	93.2	17.0	93.2
Total equity(3)	1,183.3	6,479.8	2,455.3	13,445.2

Total capitalization(3)(4)	2,099.0	11,494.1	3,371.0	18,459.5

1.

For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.4760 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2020 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Exchange Rates” for further information about recent fluctuations in exchange rates.

2.	For further information regarding our FIDCs, see note 20(c) to our audited consolidated financial statements.
3.	Each US$1.00 increase (decrease) in the offering price per Class A common share would increase (decrease) our total capitalization and equity by R$19.1 million.
4.	Total capitalization consists of long-term debt (excluding current portion) plus total equity.

Except as described above, there have been no material changes to our capitalization since June 30, 2020.

TAXATION

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder (and the other authorities described below) as of the date hereof, which are subject to change.

Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.

Cayman Islands Tax Considerations

Pursuant to section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, the Company has obtained an undertaking from the Governor-in-Cabinet that:

(a)	no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

(b)	no tax be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (Revised).

The undertaking for the Company is for a period of 20 years from April 26, 2016.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

Payments of dividends and capital in respect of our Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of our Class A common shares be subject to Cayman Islands income or corporation tax.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

U.S. Federal Income Tax Considerations

The following section is the opinion of Davis Polk & Wardwell LLP (“U.S. Tax Counsel”) as to the material U.S. federal income tax consequences of the ownership and disposition of our Class A common shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the shares.

This summary applies only to U.S. Holders (as defined below) that hold our Class A common shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), known as the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•

persons holding Class A common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the Class A common shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of our Class A common shares, by vote or value;

•	persons holding our Class A common shares in connection with a trade or business conducted outside of the United States; or

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Class A common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the Class A common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our Class A common shares and is:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our Class A common shares in their particular circumstances.

This discussion assumes that we are not, and will not become, a passive foreign investment company (a “PFIC”), as described below.

Taxation of Distributions

As discussed above under “Dividends and Dividend Policy”, we do not currently intend to pay dividends. In the event that we do pay dividends, and subject to the discussion below under “–Passive Foreign Investment

Company Rules”, distributions paid on our Class A common shares, other than certain pro rata distributions of Class A common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains so long as our Class A common shares are listed and trade on Nasdaq or are readily tradable on another established securities market in the United States. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will generally be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale or Other Disposition of Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules”, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of our Class A common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class A common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be a PFIC for any taxable year in which either (i) 75% or more of its gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” For this purpose, subject to certain exceptions, passive income includes interest, dividends, rents, and certain gains from transactions. Cash is a passive asset for these purposes. A non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based on the composition of our income and assets, the value of our assets, and recently proposed Treasury regulations (the “Proposed Regulations”), we do not believe we were a PFIC for our 2019 taxable year, and we do not expect to be a PFIC for our current taxable year. However, because our PFIC status for any taxable year can be determined only after the end of such taxable year and will depend on the composition of our income and assets and the market value of our assets from time to time (including, following the Merger, the income and assets of Linx), and because there is no guarantee that the Proposed Regulations will be adopted in their current form, there can be no assurance that we will not be a PFIC for our current taxable year or any future year and, in particular, it is not certain how the Active Financing Exception will apply to our assets and income following the Merger. Moreover, there can be no assurance that the IRS will agree with our conclusion. In particular, although we consider ourselves to be actively engaged in an active business, it is not entirely clear how certain of our income will be treated for purposes of the PFIC rules. Certain of our income may be treated as passive income, unless such income is eligible for the Active Financing Exception, and related assets may be considered passive assets unless the Active Financing Exception applies. We believe that the Active Financing Exception, as interpreted by the Proposed Regulations, should apply to treat such income and related assets as active, but such treatment is not certain. Moreover, the Treasury Department has specifically requested comments regarding the continued applicability of the Active Financing Exception in the PFIC context once the corollary exception under the PFIC rules for licensed banks is finalized, While the Proposed Regulations permit taxpayers to rely on them, it is possible that the Treasury Department will not follow the approach of the Proposed Regulations when issuing final regulations, in which case the Active Financing Exception might not apply to our income and it is possible that we could be treated as a PFIC. If we were a PFIC for any year during which a U.S. Holder holds our Class A common shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds the Class A common shares, even if we ceased to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year and any of our subsidiaries, consolidated affiliated entity or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entities, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower- tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

If we were a PFIC for any taxable year during which a U.S. Holder held our Class A common shares, the U.S. Holder may be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of our Class A common shares by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Class A common shares exceeds 125% of the average of the annual distributions on the Class A common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

Alternatively, if we were a PFIC and if our Class A common shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. Our Class A common shares would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of our Class A common shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq is a qualified exchange for this purpose.

If a U.S. Holder makes a mark-to-market election, the holder generally will recognize as ordinary income any excess of the fair market value of its Class A common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the Class A common shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Class A common shares in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any Lower-tier PFIC.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns Class A common shares during any year in which we are a PFIC, the holder generally must file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and certain entities) may be required to report information on their U.S. federal income tax returns relating to an interest in our Class A common shares, subject to certain exceptions (including an exception for Class A common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this requirement on their ownership and disposition of the Class A common shares.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION BY U.S. HOLDERS OF OUR CLASS A COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATION.

CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 222,268,028 Class A common shares (including treasury shares) issued and outstanding, and 82,882,231 Class B common shares issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional Class A common shares).

Lock-up Agreements

In connection with this offering, we have agreed not to offer, sell or transfer any Class A common shares or securities convertible into, or exchangeable or exercisable for, Class A common shares, for 90 days after the date of this prospectus. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant for the sale of any common shares;

•	lend or otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement related to the Class A common shares; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A common shares and to securities convertible into or exchangeable or exercisable for Class A common shares, including our Class B common shares. These lock-up restrictions are, however, subject to certain exceptions, including without limitation, the issuance of Class A common shares by StoneCo in connection with the Merger.

None of our shareholders or directors or officers are executing lock-up agreements in connection with this offering.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement dated August 12, 2020 with respect to the Class A common shares being offered. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of Class A common shares set forth opposite its name below.

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as the representatives of the underwriters in this offering and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and XP Investments US, LLC are acting as global coordinators and bookrunners of this offering.

Underwriter	Number of Class A Common Shares
J.P. Morgan Securities LLC	12,385,519
Morgan Stanley & Co. LLC	10,415,854
Citigroup Global Markets Inc.	3,905,945
XP Investments US, LLC	667,682

Total	27,375,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement if any of the Class A common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriters of officer’s certificates and certain certificates, letters and opinions from our local and international counsel and our independent auditors. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Class A common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$0.97375 per Class A common share. After the offering, the public offering price, concession or any other term of the offering may be changed. Sales of Class A common shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per Class A common share and total underwriting discounts to be paid to the underwriters by us. This information assumes either no exercise or full exercise by the underwriters of their option to purchase additional Class A common shares.

	No Exercise		With Exercise
Per Class A common share	US$	0.97375	US$	0.97375
Total	US$	26,656,406.25	US$	30,654,867.19

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at US$1.7 million and are payable by us. We have agreed to reimburse the underwriters for the expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

Option to Purchase Additional Class A Common Shares

We have granted the underwriters the right to purchase up to 4,106,250 additional Class A common shares within 30 days from the date of this prospectus, at the public offering price, less underwriting discounts. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A common shares proportionate to that underwriter’s initial amount reflected in the above table. The underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional Class A common shares.

No Sales of Similar Securities

StoneCo is entering into a 90-day lock-up agreement in connection with this offering. Our shareholders and our directors and officers are not entering into lock-up agreements in connection with this offering. The restrictions on StoneCo are subject to certain exceptions. For further information, see the section of this prospectus entitled “Class A Common Shares Eligible for Future Sale”.

Nasdaq Listing

Our Class A common shares are listed on Nasdaq under the symbol “STNE.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A common shares is completed, rules of the U.S. Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our Class A common shares. However, the representatives may engage in transactions that stabilize the price of the Class A common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A common shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A common shares or purchasing Class A common shares in the open market. In determining the source of Class A common shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market as compared to the price at which they may purchase shares through the option described above. Naked short sales are sales in excess of the underwriters’ option described above. The underwriters must close out any naked short position by purchasing Class A common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common shares or preventing or retarding a decline in the market price of our Class A common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise, in accordance with applicable laws and regulations.

Neither we nor the underwriters, nor any of their respective agents, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common shares. In addition, neither we nor the underwriters, nor any of their respective agents, make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Class A Common Shares

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of Class A common shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters may enter into derivative transactions in connection with our Class A common shares, acting at the order and for the account of their clients. The underwriters may also purchase some of our Class A common shares offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A common shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A common shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Argentina

The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Brazil

This is not a public offer (Oferta Pública) in Brazil. For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request only and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

This transaction has not been and will not be registered under Brazilian Federal Law No. 6,385/1976 or under any other Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobilários.

Therefore, as this prospectus supplement and the accompanying prospectus do not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets in Brazil, the offering and THE CLASS A COMMON SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL. DOCUMENTS RELATING TO THE CLASS A COMMON SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC, AS A PUBLIC OFFERING IN BRAZIL OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE CLASS A COMMON SHARES TO THE PUBLIC IN BRAZIL.

Cayman Islands

This prospectus supplement and the accompanying prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in the Cayman Islands.

European Economic Area and United Kingdom

The Class A common shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”)

or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Class A common shares or otherwise making them available to retail investors in the EEA or the United Kingdom has been or will be prepared. This prospectus supplement has been prepared on the basis that any offer of Class A common shares in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Class A common shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In relation to each Member State of the European Economic Area (each, a “Member State”) an offer to the public of our Class A common shares may not be made in that Member State, except that an offer to the public in that Member State of our Class A common shares may be made at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our Class A common shares shall result in a requirement for the publication by us or any underwriter of a prospectus supplement or prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A common shares to be offered so as to enable an investor to decide to purchase our Class A common shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This prospectus supplement is being distributed only to, and is directed only at persons outside the United Kingdom or persons in the United Kingdom who are (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any Class A common shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a relevant person should not act or rely on this document or any of its contents. Persons into whose possession this prospectus supplement may come are required by the issuer and the underwriters to inform themselves about and to observe such restrictions. This prospectus supplement does not constitute a prospectus for the purposes of the Prospectus Regulation and is therefore not an approved prospectus for the purposes of, and as defined by, the Prospective Regulation (or Section 85 of the FSMA) and has not been approved by the Financial Conduct Authority or any other competent authority.

Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Class A common shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A common shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Class A common shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Class A common shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Class A common shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

United Arab Emirates

The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Furthermore, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority of the United Arab Emirates or the Dubai Financial Services Authority.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING

We estimate that the total expenses in connection with this offering, which will be paid by us, will be as follows:

Expenses	Amount (in U.S. dollars)
Securities and Exchange Commission registration fee	US$	129,800
Financial Industry Regulatory Authority filing fee	US$	225,500
Printing and engraving expenses	US$	50,000
Legal fees and expenses	US$	1,000,000
Accounting fees and expenses	US$	180,000
Miscellaneous costs	US$	90,000

Total	US$	1,675,300

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority (FINRA) filing fee. We will pay all of the expenses of this offering listed above.

VALIDITY OF SECURITIES

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for StoneCo by Davis Polk & Wardwell LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by White & Case LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for StoneCo. by Maples and Calder. Legal matters as to Brazilian law will be passed upon for StoneCo. by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, and for the underwriters by Pinheiro Neto Advogados.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the 2019 20-F have been so incorporated in reliance on the report of Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

StoneCo has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at our headquarters at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our investor relations office can be reached at +55 (11) 3004-9680.

We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

PROSPECTUS

StoneCo Ltd.

(Incorporated in the Cayman Islands)

Class A Common Shares

We may from time to time in one or more offerings offer and sell our Class A common shares. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 26 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities.

Our Class A common shares are currently listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “STNE”.

Investments in the securities involve risks. See “Risk Factors” on page 6 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus or any prospectus supplement to “StoneCo” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to StoneCo Ltd., together with its consolidated subsidiaries.

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

WHERE YOU CAN FIND MORE INFORMATION

Stone Co. has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our principal executive office is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our investor relations office can be reached at investors@stone.co.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 29, 2020, and any amendments thereto, if any (the “2019 20-F”).

We incorporate by reference into this prospectus the following current reports on Form 6-K:

1.

our current report on Form 6-K furnished to the SEC on May 26, 2020 including our unaudited condensed consolidated interim financial statements at March 31, 2020 and for the three month period ended March 31, 2020; and

2.	our current report on Form 6-K furnished to the SEC on May 27, 2020 relating to the appointment of Mrs. Luciana Ibiapina Lira Aguiar to our board of directors.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Class A common shares offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: StoneCo Ltd., 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands, email: investors@stone.co.

FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	our expectations regarding revenues generated by transaction activities, subscription and equipment rental fees and other services; ·

•	our expectations regarding our operating and net profit margins; ·

•	our expectations regarding significant drivers of our future growth; ·

•	our plans to continue to invest in research and development to develop technology for both existing and new products and services; ·

•	our ability to differentiate ourselves from our competition by delivering a superior customer experience and through our network of hyper-local sales and services;

•	our ability to attract and retain a qualified management team and other team members while controlling our labor costs; · our ability to invest more and collect results in the short-term; ·

•	our plans to expand our global footprint and explore opportunities in adjacent sectors; ·

•	competition adversely affecting our profitability; ·

•	the occurrence of a natural disaster, widespread health epidemic or pandemics, including the coronavirus (COVID-19) pandemic; ·

•	fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future; ·

•	the inherent risks related to the digital payments market, such as the interruption, failure or breach of our computer or information technology systems; ·

•	our ability to anticipate market needs and develop and introduce new and enhanced products and service functionalities to adapt to changes in our industry; ·

•	our ability to innovate and respond to technological advances and changing market needs and customer demands; ·

•	our ability to maintain, protect and enhance our brand and intellectual property;

•	changes in consumer demands and preferences and technological advances, and our ability to innovate in order to respond to such changes; ·

•	our failure to successfully maintain a relevant omni-channel experience for our clients, thereby adversely impacting our results of operations; ·

•	our ability to implement technology initiatives successfully and to capture the anticipated benefits of such initiatives;

•	our plans to pursue and successfully integrate strategic acquisitions; and

•

other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent Annual Report on Form 20-F, which is incorporated by reference herein.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

RISK FACTORS

Any investment in the Class A common shares involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our Class A common shares.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

STONECO LTD.

We are a leading provider of financial technology solutions that empower merchants and integrated partners to conduct electronic commerce seamlessly across in-store, online, and mobile channels in Brazil. We have developed a strong client-centric culture that seeks to delight our clients rather than simply providing them with a solution or service. To achieve this, we created a proprietary, go-to-market approach called the Stone Business Model, which enables us to control the client experience and ensure that interactions are provided by our people or our technology. The Stone Business Model combines our advanced, end-to-end, cloud-based technology platform; differentiated hyper-local and integrated distribution approach; and white-glove, on-demand customer service, each of which is described below.

1.

Advanced, End-to-End, Cloud-Based Technology Platform—We designed our cloud-based technology platform to (i) help our clients connect, get paid and grow their businesses, while meeting the complex and rapidly changing demands of omni-channel commerce; and (ii) overcome long-standing inefficiencies within the Brazilian payments market. Our platform enables us to develop, host and deploy our solutions very quickly. We also sell our solutions to integrated partners such as Payment Service Providers, or PSPs, which are firms that contract with a merchant to provide them with payment acceptance solutions, and marketplaces to empower merchants to conduct commerce more effectively in Brazil.

2.

Differentiated Hyper-Local and Integrated Distribution—We developed our distribution solution to proactively reach and serve our clients in a more effective manner. In particular, we developed Stone Hubs, which are local operations close to our clients that include an integrated team of sales, service, and operations support staff to reach small-and medium-sized businesses or SMBs, locally and efficiently, and to build stronger relationships with them. We also have a specialized in-house sales team that serves online merchants and digital service providers with dedicated expertise. We also work with integrated partners, such as ISVs, to embed our solutions into their offerings and enable their merchants to accept payments seamlessly and easily.

3.

White-Glove, On-Demand Customer Service—We created our on-demand customer service team to support our clients quickly, conveniently, and with high-quality service designed to strengthen our customer relationships and improve their lifetime value with us. Our customer service approach combines (i) a Human Connection, through which we seek to address our clients’ service needs in a single phone call using a qualified team of technically trained agents; (ii) Proximity, through our Green Angels team of local support personnel who can serve our clients in person within minutes or hours, instead of days or weeks; and (iii) Technology, through a range of self-service tools and proprietary artificial intelligence, or AI, that help our clients manage their operations more conveniently and enable our agents to proactively address merchant needs, sometimes before they are even aware of an issue.

4.

Client-Centric Culture—We have proactively fostered and developed a highly-innovative, entrepreneurial, and mission-driven culture that we believe helps attract new talent, enables us to achieve our objectives, and provides a key competitive advantage. Our culture unites our team across numerous functions and focuses our collective efforts on passionately developing technology and implementing the Stone Business Model to disrupt legacy practices, older technologies, and incumbent vendors in order to provide solutions and a level of service that go beyond simply meeting the needs of our clients, and instead seeks to deliver an enhanced overall client experience.

Stone Co. is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our investor relations office can be reached at investors@stone.co and our website address is www.stone.co. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

We intend to use the proceeds from the sale of the Class A common shares offered by us as set forth in the applicable prospectus supplement.

In the case of a secondary offering of Class A common shares, we will not receive any of the proceeds of the sale by any selling shareholders of the Class A common shares covered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

StoneCo Ltd. is a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Law (as amended) of the Cayman Islands, or the Companies Law generally.

Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Law; and (3) the common law of the Cayman Islands. As provided in our Amended and Restated Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at Harneys Fiduciary (Cayman) Limited, Fourth Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

The following discussion summarizes the material terms of the Class A common shares of Stone Co. which may be offered by this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to the Articles of Association included as Exhibit 3.1 to the Amendment No. 2 to our registration statement on Form F-1 (File no. 333-227634), filed with the SEC on October 16, 2018.

Share Capital

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 630,000,000 shares of a par value of US$0.000079365 each. All of our outstanding share capital is fully paid. Our Class A common shares are in book-entry form, registered in the name of each shareholder or its nominee. The authorized but unissued shares are presently undesignated and may be issued by the board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

Our Articles of Association authorize two classes of common shares: Class A common shares, and Class B common shares. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below.

Treasury Stock

At the date of this prospectus, Stone Co. has 532,470 Class A common shares and no Class B common shares in treasury.

Listing

Our Class A common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “STNE.” Settlement of any Class A common shares offered pursuant to this prospectus is expected to take place on or about the completion date of the relevant offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. If your shares are registered in the name of DTC, you will not be a shareholder or member of the company. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares.

Our Class A common shares are listed in registered form and are not certificated.

Transfer Agent and Registrar

We have appointed American Stock Transfer & Trust Company, LLC as our agent in New York to maintain the shareholders’ register and to act as transfer agent, registrar and paying agent for the Class A common shares. Any Class A common shares offered pursuant to this prospectus will be traded on the Nasdaq in book-entry form. The transfer agent, registrar and paying agent’s address is 6201 15th Avenue, Brooklyn, NY, 11219, and its telephone number is +1 (800) 937-5449 or +1 (718) 921-8124.

Corporate Purpose

Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Law (as amended) of the Cayman Islands, or the Companies Law generally.

Class A and Class B Common Shares

Holders of our Class A and Class B common shares who are nonresidents of the Cayman Islands may freely hold and vote their shares.

The following summarizes the rights of holders of our Class A and Class B common shares:

•	each holder of Class A common shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	each holder of Class B common shares is entitled to 10 votes per share on all matters to be voted on by shareholders generally, including the election of directors;

•

the holders of our Class A common shares and Class B common shares are entitled to dividends and other distributions as may be recommended and declared from time to time by our board of directors out of funds legally available for that purpose, if any; and

•

upon our liquidation, dissolution or winding up, each holder of Class A common shares and Class B common shares will be entitled to share equally on a pro rata basis in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The Articles of Association provide that at any time when there are Class A common shares in issue, Class B common shares may only be issued pursuant to: (a) a share split, subdivision or similar transaction or as contemplated in the Articles of Association; or (b) a business combination involving the issuance of Class B common shares as full or partial consideration. A business combination, as defined in the Articles of Association, would include, amongst other things, a statutory amalgamation, merger, consolidation, arrangement or other reorganization.

Share Repurchase

The Cayman Companies Law and the Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf us, subject to the Cayman Companies Law, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the applicable stock exchange on which our securities are listed.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

Conversion

At the option of the holder, a Class B common share may be converted at any time into one Class A common share. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, one or more trustees of a trust established for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities owned or controlled by the shareholder or their affiliates. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of outstanding Class B common shares represents less than 10% of the aggregate voting power of the Class A common shares and Class B common shares then outstanding.

No class of our common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of ours may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by Nasdaq or any other form approved by our board of directors.

The Class A common shares are traded on Nasdaq stock exchange in book-entry form and may be transferred in accordance with the Articles of Association and rules and regulations of Nasdaq or of any recognized stock exchange on which our securities are listed.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any ordinary share unless:

•	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

•

the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in favor of us; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Transmission of Shares

Our Articles of Association provide provisions for the transmission of shares where a person becomes entitled to a share in consequence of the death or bankruptcy of a shareholder. These provisions include, amongst other things, provisions relating to Class B common shares and that no conversion is applicable upon transmission of such shares to a new holder who must be an affiliate (as defined in the Articles of Association) of the previous holder.

Limitations on the Rights to Own Securities

As provided in our Articles of Association, our Class A common shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. Our Articles of Association contain no limitation on the rights to own our shares and no limitation on the rights of non-Cayman Islands residents or foreign shareholders to hold or exercise voting rights.

Directors

We are managed by our board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of 5 to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to the retirement of directors upon reaching an age limit.

Each director shall be appointed and elected for such terms as the resolution appointing him or her may determine or until his or her death, resignation or removal, subject to any applicable provision set forth in the Articles of Association.

A director is not required to hold any shares in us by way of qualification nor is there any specified upper or lower age limit for directors either for accession to or retirement from the board.

The board of directors may also delegate any of its powers to committees consisting of such director(s) or other person(s) as the board of directors thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the board of directors.

Appointment, Disqualification and Removal of Directors

Subject to our Articles of Association, directors shall be elected by an ordinary resolution of the shareholders. Notwithstanding the foregoing, for so long as the founder shareholders, respectively, hold any shares, the founder shareholders, collectively, shall be entitled to nominate a certain number of designees to the board for a specific term, as set out in the Articles of Association. The founder shareholders may in like manner remove such director(s) appointed by them and appoint replacement director(s).

Our Articles of Association provide that from and after the date on which the (and/or their respective affiliates) no longer constitute a group that beneficially owns more than 50% of our outstanding voting power on the classifying date, the directors shall be divided into three classes designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual general meeting of the shareholders following the annual general meeting of the shareholders at which such director was elected as subject to the provisions of our Articles of Association. The founding directors shall be allocated to the longest duration classes unless otherwise determined by the founder shareholders.

Before the expiration of his or her term of office, a director may only be removed for cause by ordinary resolution in accordance with the provisions of our Articles of Association and as subject to specific provisions in respect of founding directors. Cause shall mean, in relation to a director, the occurrence of any of the following events: (a) the person’s conviction by final judgment issued by a competent court or declaration of guilt before a competent court with respect to any offense considered an intentional crime or punishable by detention, or a torpid act, intentional fraud, improbity, theft or anti-ethical business conduct in the jurisdiction involved; (b) fraud, theft, financial dishonesty, misappropriation or embezzlement of funds by the person, whether before or after the date of his or her election, that adversely affects us; (c) breach or wilful misconduct by the person in the performance of its obligations, including, among others, (i) uninterrupted or repeated omission or refusal to perform the obligations and duties established in our Articles of Association or in the applicable laws, (ii) incapacity, by the person, to comply with the obligations and duties as a result of an alcohol or drug addiction; or (d) willful misconduct that causes material damages to or that adversely affects the our financial situation or commercial reputation.

Executive Officers

Our executive officers are primarily responsible for the day-to-day management of our business and for implementing the general policies and directives established by our board of directors. Our board of directors is responsible for establishing the roles of each executive officer.

The Articles of Association provide that the board of directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the board of directors may think fit. Unless otherwise specified in the terms of his or her appointment an officer may be removed by the board of directors.

Power to Allot and Issue Shares and Warrants

Subject to the provisions of the Cayman Companies Law, the Articles of Association and without prejudice to any special rights conferred on the holders of any shares or class of shares, any share may be issued with or have attached to it such rights, or such restrictions, whether with regard to dividend, voting, return of capital or otherwise, as the board of directors may determine. Any share may be issued on terms that, upon the happening of a specified event or upon a given date and either at our option or the option of the holder of the share, it is liable to be redeemed.

The board of directors may issue warrants to subscribe for any class of shares or other securities of ours on such terms as we may from time to time determine.

We will not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Law, the Articles of Association and, where applicable, the rules of Nasdaq or any recognized stock exchange on which our securities are listed and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, all of our unissued shares shall be at the disposal of the board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times, for such consideration and on such terms and conditions as it in its absolute discretion thinks fit, provided that no shares shall be issued at a discount below par value.

Neither we nor the board of directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to members or others whose registered addresses are in any particular territory or territories where, in the absence of a registration statement or other special formalities, this is or may, in the opinion of the board of directors, be unlawful or impracticable. However, no member affected as a result of the foregoing shall be, or be deemed to be, a separate class of members for any purpose whatsoever.

Power to Dispose of our Assets of or any of our Subsidiaries

While there are no specific provisions in the Articles of Association relating to the disposal of our assets or any of our subsidiaries, the board of directors may exercise all powers and do all acts and things which may be exercised or done or approved by us and which are not required by the Articles of Association or the Cayman Companies Law to be exercised or done by us in general meeting, but if such power or act is regulated by us in general meeting, such regulation shall not invalidate any prior act of the board of directors which would have been valid if such regulation had not been made.

Borrowing Powers

The board of directors may exercise all of our powers to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and uncalled capital of ours and, subject to the Cayman Companies Law, to issue debentures, bonds and other securities of ours, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Remuneration

The directors shall be entitled to receive, as ordinary remuneration for their services, such sums as shall from time to time be determined by the board of directors or us in general meeting, as the case may be, such sum (unless otherwise directed by the resolution by which it is determined) to be divided among the directors in such proportions and in such manner as they may agree or, failing agreement, either equally or, in the case of any director holding office for only a portion of the period in respect of which the remuneration is payable, pro rata. The directors shall also be entitled to be repaid all expenses reasonably incurred by them in attending any board of directors meetings, committee meetings or general meetings or otherwise in connection with the discharge of their duties as directors. Such remuneration shall be in addition to any other remuneration to which a director who holds any salaried employment or office with us may be entitled by reason of such employment or office.

Any director who, at our request, performs services which in the opinion of the board of directors go beyond the ordinary duties of a director may be paid such special or extra remuneration as the board of directors may determine, in addition to or in substitution for any ordinary remuneration as a director. An executive director appointed to be a managing director, joint managing director, deputy managing director or other executive officer shall receive such remuneration and such other benefits and allowances as the board of directors may from time to time decide. Such remuneration shall be in addition to his or her ordinary remuneration as a director.

The board of directors may establish, either on its own or jointly in concurrence or agreement with our subsidiaries or companies with which we are associated in business, or may make contributions out of our monies to, any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any director or former director who may hold or have held any executive office or any office of profit with us or any of our subsidiaries) and former employees of ours and their dependents or any class or classes of such persons.

The board of directors may also pay, enter into agreements to pay or make grants of revocable or irrevocable, whether or not subject to any terms or conditions, pensions or other benefits to employees and former employees and their dependents, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or former employees or their dependents are or may become entitled under any such scheme or fund as mentioned above. Such pension or benefit may, if deemed desirable by the board of directors, be granted to an employee either before and in anticipation of, or upon or at any time after, his or her actual retirement.

Loans and Provision of Security for Loans to Directors

We shall not directly or indirectly make a loan to a director or a director of any holding company of ours or any of our respective close associates, enter into any guarantee or provide any security in connection with a loan made by any person to a director or a director of any holding company of ours or any of our respective close associates, or, if any one or more directors hold(s) (jointly or severally or directly or indirectly) a controlling interest in another company, make a loan to that other company or enter into any guarantee or provide any security in connection with a loan made by any person to that other company.

Disclosure of Interest in Contracts with us or any of our Subsidiaries

With the exception of our office of auditor, a director may hold any other office or place of profit with us in conjunction with his or her office of director for such period and upon such terms as the board of directors may determine, and may be paid such extra remuneration for that other office or place of profit, in whatever form, in addition to any remuneration provided for by or pursuant to the Articles of Association. A director may be or become a director, officer or member of any other company in which we may be interested, and shall not be liable to account to us or the members for any remuneration or other benefits received by him as a director, officer or member of such other company. The board of directors may also cause the voting power conferred by the shares in any other company held or owned by us to be exercised in such manner in all respects as we think fit, including the exercise in favor of any resolution appointing the directors or any of them to be directors or officers of such other company.

No director or intended director shall be disqualified by his or her office from contracting with us, nor shall any such contract or any other contract or arrangement in which any director is in any way interested be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realized by any such contract or arrangement by reason only of such director holding that office or the fiduciary relationship established by it. A director who is, in any way, materially interested in a contract or arrangement or proposed contract or arrangement with us shall declare the nature of his or her interest at the earliest meeting of the board of directors at which he or she may practically do so.

There is no power to freeze or otherwise impair any of the rights attaching to any share by reason that the person or persons who are interested directly or indirectly in that share have failed to disclose their interests to us.

A director shall not vote or be counted in the quorum on any resolution of the board of directors in respect of any contract or arrangement or proposal in which he or she or any of his or her close associate(s) has/have a material interest, and if such director shall do so, his or her vote shall not be counted nor shall such director be counted in the quorum for that resolution, but this prohibition shall not apply to any of the following matters:

•

the giving of any security or indemnity to the director or his or her close associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at our request of or for our benefit or any of our subsidiaries;

•

the giving of any security or indemnity to a third party in respect of a debt or obligation of ours or any of our subsidiaries for which the director or his or her close associate(s) has/have himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

•

any proposal concerning an offer of shares, debentures or other securities of or by us or any other company which we may promote or be interested in for subscription or purchase, where the director or his or her close associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

•

any proposal or arrangement concerning the benefit of our employees or any of our subsidiaries, including the adoption, modification or operation of either: (i) any employees’ share scheme or any share incentive or share option scheme under which the director or his or her close associate(s) may benefit; or (ii) any of a pension fund or retirement, death or disability benefits scheme which relates to directors, their close associates and employees of ours or any of our subsidiaries and does not provide in respect of any director or his or her close associate(s) any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

•

any contract or arrangement in which the director or his or her close associate(s) is/are interested in the same manner as other holders of shares, debentures or other securities of ours by virtue only of his or her/their interest in those shares, debentures or other securities.

Proceedings of he Board of Directors

The Articles of Association provide that subject to the provisions of the Cayman Companies Law, the Articles of Association, the applicable stock exchange rules and any directions given by Ordinary or Special Resolution, our business and affairs will be managed by, or under the direction or supervision of, the board of directors. The board of directors shall have all the powers necessary for managing, and for directing and supervising, our business and affairs. A duly convened meeting of the board of directors at which a quorum is present may exercise all powers exercisable by the board of directors. Subject to the provisions of the Articles of Association, the board of directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

Chairman and Vice-Chairman

The board of directors will have a chairman who is elected and appointed by the founder shareholders to act as the chairman at board meetings as long as the founder shareholders hold at least 50% of all outstanding voting powers of the shareholders. Where the founder shareholders do not have such voting power then the board of directors shall have a chairman elected and appointed by the board of directors to act as the Chairman at board meetings. A Vice-Chairman may be elected to act in the absence of the Chairman at board meetings in the same manner as above including Founding Shareholder appointment.

The period for which the Chairman and/or the Vice-Chairman shall hold office shall be determined in accordance with the Articles of Association. The chairman shall preside as Chairman at every meeting of the board of directors at which he is present. Where the Chairman is not present at a meeting of the board of directors, the Vice-Chairman, if any, shall act as Chairman, or in his absence, the attending directors of the board of directors may choose one director to be the chairman of the meeting.

Alterations to the Documents and Our Name

To the extent that the same is permissible under Cayman Islands law and subject to the Articles of Association, our Articles of Association may only be altered or amended, and our name may only be changed, with the sanction of a Special Resolution of ours together with the consent of the founder shareholders as set out in our Articles of Association.

Liquidation Rights

If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set- off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between us and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in us.

Changes to Capital

Pursuant to the Articles of Association, we may from time to time by ordinary resolution:

•	increase our authorized share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

•	convert all or any of our paid-up shares into common shares and reconvert those common shares into paid-up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Mergers and Consolidations

Our Articles of Association provide that subject to the Cayman Companies Law and the rules of any applicable stock exchange, we will, with the approval of a special resolution, have the power to merge or consolidate with one or more constituent companies, upon such terms as the directors may determine, provided that any such merger or consolidation shall require the consent of the founder shareholders.

Meetings of Shareholders

Special and Ordinary Resolutions

Special resolutions must be passed in accordance with the Cayman Companies Law, which requires that resolutions must passed by at least two-thirds of our shareholders who are entitled to vote in person or by proxy at a general meeting where notice specifying the intention to propose such resolution as a special resolution has been duly given.

Under the Cayman Companies Law, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands.

An ordinary resolution, by contrast, is a resolution passed by a simple majority of the votes of our members as, being entitled to do so, vote in person or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice has been duly given.

A resolution in writing signed by or on behalf of all members shall be treated as an ordinary resolution duly passed at a general meeting of ours duly convened and held, and where relevant as a special resolution so passed.

Voting Rights and Right to Demand a Poll

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting: (a) on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his or her name in our register of members, (each Class B common share shall entitle the holder to 10 votes on all matters subject to a vote at our general meetings) provided that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for this purpose as paid up on the share; and (b) on a show of hands every member who is present in person (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy shall have one vote. Where more than one proxy is appointed by a member which is a Clearing House or its nominee(s), each such proxy shall have one vote on a show of hands. On a poll, a member entitled to more than one vote need not use all his or her votes or cast all the votes he or her does use in the same way.

At any general meeting, a resolution put to the vote of the meeting is to be decided by poll save that the chairman of the meeting may, pursuant to the applicable stock exchange listing rules, allow a resolution to be voted on by a show of hands. Where a show of hands is allowed, before or on the declaration of the result of the show of hands, a poll may be demanded by (in each case by members present in person or by proxy or by a duly authorized corporate representative):

•	at least two members;

•	any member or members representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

•

a member or members holding shares in us conferring a right to vote at the meeting on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Should a Clearing House or its nominee(s) be a member of ours, such person or persons may be authorized as it thinks fit to act as its representative(s) at any meeting of ours or at any meeting of any class of members of ours provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized in accordance with this provision shall be deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House or its nominee(s) as if such person were an individual member including the right to vote individually on a show of hands.

Where we have knowledge that any member is, under the applicable stock exchange rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

Annual General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call annual general meetings; however, our Articles of Association provide that we must hold an annual general meeting each year other than the year of adoption of our Articles of Association. Such meeting must be held at least once every calendar year and take place at such place as may be determined by the board of directors from time to time.

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our Class A common shares must have been paid.

Members Requisition of Meetings

Our Articles of Association provide that for so long as the founder shareholders, collectively hold 50% of all the voting powers of the shareholders, then shareholders who collectively hold a majority of all the outstanding voting power shall be entitled to request directors to convene an extraordinary general meeting of ours. In the event that the founder shareholders collectively, hold less than 50% of all the voting powers, then no shareholder shall have the power to make a requisition to convene a meeting to directors.

Notices of Meetings and Business to be Conducted

An annual general meeting of ours shall be called by at least 21 days’ (and not less than 20 clear business days’) notice in writing, and any other general meeting of ours shall be called by at least 14 days’ (and not less than 10 clear business days’) notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and, in the case of special business, the general nature of that business.

Except where otherwise expressly stated, any notice or document (including a share certificate) to be given or issued under the Articles of Association shall be in writing, and may be served by us on any member personally, by post to such member’s registered address or (in the case of a notice) by advertisement in the newspapers. We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands Law, the applicable stock exchange rules and SEC requirements.

Subject to the Cayman Companies Law and the applicable stock exchange rules, a notice or document may also be served or delivered by us to any member by electronic means.

Although a general meeting of ours may be called by shorter notice than as specified above, every general meeting may be deemed to have been duly called if it is so agreed by all of our members entitled to attend and vote thereat.

All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of certain routine matters which shall be deemed ordinary business.

Quorum for meetings and separate class meetings

The quorum for a general meeting shall be one or more shareholders holding not less than one-third in aggregate of the voting power of all shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights, the necessary quorum shall be persons holding or representing by proxy not less than two-thirds of the issued shares of the applicable class.

Proceedings at General Meetings

Our Articles of Association provide that no business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting. One or more shareholders holding not less than one-third in aggregate of the voting power of all shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall represent a quorum.

Proxies

Any member of ours entitled to attend and vote at our meeting is entitled to appoint another person as his or her proxy to attend and vote instead of him. A member who is the holder of two or more shares may appoint more than one proxy to represent him or her and vote on his or her behalf at a general meeting of ours or at a class meeting. A proxy need not be a member of us and shall be entitled to exercise the same powers on behalf of a member who is an individual and for whom he or her acts as proxy as such member could exercise. In addition, a proxy shall be entitled to exercise the same powers on behalf of a member which is a corporation and for which he or she acts as proxy as such member could exercise if it were an individual member. On a poll or on a show of hands, votes may be given either personally (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing, or if the appointor is a corporation, either under seal or under the hand of a duly authorized officer or attorney. Every instrument of proxy, whether for a specified meeting or otherwise, shall be in such form as the board of directors may from time to time approve, provided that it shall not preclude the use of the two-way form. Any form issued to a member for appointing a proxy to attend and vote at an extraordinary general meeting or at an annual general meeting at which any business is to be transacted shall be such as to enable the member, according to his or her intentions, to instruct the proxy to vote in favor of or against (or, in default of instructions, to exercise his or her discretion in respect of) each resolution dealing with any such business.

Accounts and Audit

The board of directors shall cause proper books of account to be kept of the sums of money received and expended by us, and of our assets and liabilities and of all other matters required by the Cayman Companies Law (which include all sales and purchases of goods by us) necessary to give a true and fair view of the state of our affairs and to show and explain our transactions.

Our books of accounts shall be kept at our head office or at such other place or places as the board of directors decides and shall always be open to inspection by any director. No member (other than a director) shall have any right to inspect any account, book or document of ours except as conferred by the Cayman Companies Law, Nasdaq listing rules or ordered by a court of competent jurisdiction or authorized by the board of directors.

The board of directors shall from time to time cause to be prepared and laid before us at our annual general meeting the consolidated statements of financial position, profit or loss, comprehensive income (loss), cash flows and changes in shareholders’ equity (including every document required by law to be annexed thereto), together with a copy of the directors’ report and a copy of the auditors’ report. Copies of these documents shall be sent to every person entitled to receive notices our general meetings under the provisions of the Articles of Association together with the notice of annual general meeting, not less than 10 days before the date of the meeting.

We shall appoint auditor(s) to hold office from time to time and with such duties as may be agreed with the board of directors. The appointment of and provisions relating to auditors shall be in accordance with any applicable law and Nasdaq listing rules.

The auditors shall audit our financial statements in accordance with generally accepted accounting principles of IFRS or such other standards as may be permitted by Nasdaq.

ENFORCEMENT OF CIVIL LIABILITIES

Stone Co. is registered under the laws of the Cayman Islands as an exempted company with limited liability. Stone Co. is registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Maples and Calder, Stone Co.’s counsel as to Cayman Islands law, and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Stone Co.’s counsel as to Brazilian law, have advised that there is uncertainty as to whether the courts of the Cayman Islands or Brazil would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Stone Co.’s Cayman Islands counsel has informed us that the uncertainty with regards to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Stone Co.’s Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Substantially all of Stone Co.’s assets are located outside the United States, in Brazil. In addition, all of the members of Stone Co.’s board of directors and all of its officers are residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, any state in the United States or other jurisdiction outside Brazil.

As a result, two litigation scenarios may arise out of this transaction: (1) a claim being filed outside Brazil; and (2) a claim being filed in Brazil.

(1) A claim filed outside Brazil: In the case of a party filing a lawsuit related, for instance, to the offering within the United States or within any other country; or pursuing the enforcement of a foreign award based on civil liability provisions of the federal securities laws of the United States or the laws of any other country.

Stone Co. believes that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Stone Co. believes that a judgment against it, the members of its board of directors or its executive officers obtained in the United States would be enforceable in Brazil upon recognition of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiga), or STJ. Decisions on interlocutory measures may likewise be enforced in Brazil in accordance with applicable laws. Recognition will occur, according to Article 963 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended), if the foreign decision:

•	fulfills all formalities required for its enforceability under the laws of the place or jurisdiction in which the decision was rendered;

•

is issued by a court or competent authority of the country in which the judgment is made, after proper service of process on the parties is made in accordance with applicable law, or after sufficient evidence of the parties’ absence has been given, as requested under the laws of the United States. If the service is made in Brazil, it must comply with the requirements of Brazilian law;

•	is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

•	is final and, therefore, not subject to appeal (res judicata) in the United States;

•	there is no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•

is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate over the place the award is rendered;

•	is accompanied by a sworn translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•	is not contrary to Brazilian national sovereignty, good morals or public policy and does not violate the dignity of the human person (as set forth in Brazilian law).

The judicial recognition process before the Brazilian Court of Justice may be time consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, Stone Co. cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil. Upon its recognition by the STJ, the enforcement of the judgment is delegated to a lower federal court.

As established by article 965 of the Brazilian Code of Civil Procedures, after being recognized by the Brazilian Court of Justice the international judgment must be enforced before the competent federal court, at the request of the interested party and in accordance with Brazilian norms. This can also be time and money consuming.

(2) A claim filed in Brazil: Stone Co. believes that original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable Brazilian laws and provided that Brazilian courts can assert jurisdiction over the particular lawsuit, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors. The application of a foreign body of law by Brazilian courts may be troublesome, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis.

In addition, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real property in Brazil, must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money, except in the case of (1) enforcement on an extrajudicial enforcement instrument (a title that shall be enforced in Brazilian courts without a review on the merits and enables the creditor with the possibility of immediate attachment of assets, or titulo executivo extrajudicial),; (2) enforcement of an award; (3) counterclaims; and (4) an exemption is provided by an international agreement or treaty to which Brazil is a signatory, as set forth under Article 83, 1st paragraph of the Brazilian Code of Civil Procedure.

If proceedings are brought in the courts of Brazil seeking to enforce Stone Co.’s obligations with respect to our Class A common shares, claim and payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais.

Stone Co. has also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

Stone Co. has appointed Cogency Global Inc. as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the equity securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell equity securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the equity securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of equity securities beneficially owned by such selling shareholder and the number of equity securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to Class A common shares will set forth the terms of the offering of those Class A common shares, including the name or names of any underwriters or agents, the price of such Class A common shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those Class A common shares may be listed.

We and any selling shareholder may sell the Class A common shares:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the Class A common shares are listed will be described in the applicable prospectus supplement.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for StoneCo by Davis Polk & Wardwell LLP. The validity of the Class A common shares offered pursuant to this prospectus and other legal matters as to Cayman Islands law will be passed upon for StoneCo by Maples and Calder. Legal matters as to Brazilian law will be passed upon for StoneCo by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this registration statement by reference to the 2019 20-F have been so incorporated in reliance on the report of Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

27,375,000 Class A Common Shares

STONECO LTD.

PROSPECTUS SUPPLEMENT

Global Coordinators

J.P. Morgan	Morgan Stanley	Citigroup	XP Investimentos

August 12, 2020